Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

HESKA Announces 1Q Results - 31% Revenue Growth

36% Reduction in Net Loss

FORT COLLINS, CO, May 7, 2003 — Heska Corporation (Nasdaq: HSKA) today reported financial results for its first quarter ended March 31, 2003.

Heska highlights since its first quarter began in January include:

—	$13.3 million in quarterly revenues - an increase of 31% from the first quarter of 2002
—	$5.1 million in quarterly gross profit from product sales - the best first quarter result in Heska history
—	A decrease in quarterly operating expense from the first quarter of 2002
—	$1.4 million, or 36%, reduction in net loss from the first quarter of 2002
—	Settlement of outstanding litigation with Synbiotics Corporation
—	Revolving line of credit agreement signed with maturity date extended to May 2006
—	Over 10 consecutive days with a closing bid price of over $1 for Heska stock, including a day with the highest closing Heska stock price in over 2 years

“We are pleased to announce these financial results, which significantly exceeded our guidance in terms of revenue growth, gross margin and net loss,” said Robert Grieve, Heska's Chairman and CEO. “ We are encouraged to see the business momentum we built in 2002 continue into 2003. In our Companion Animal Segment, growth actually accelerated, with a higher year over year growth rate than in any quarter of 2002. Despite generating this rapid revenue growth and record first quarter gross profit, we were able to decrease operating expenses from 2002.”

“In addition to continued financial progress, we were able to take steps to sharpen our focus on the operating business, such as resolving the outstanding litigation with Synbiotics,” Grieve added. “We are hopeful this will allow us to build on the strong operating base we demonstrated this quarter.”

Segment Revenue
Total product sales for the first quarter were $13.0 million in 2003, up 31% from $9.9 million last year. Heska Corporation’s business is comprised of two reportable segments—Companion Animal Health and Diamond Animal Health. Product revenues for the first quarter of 2003 from these segments are as follows:

Companion Animal Health   This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use diagnostic tests, vaccines and pharmaceuticals, primarily for canine and feline use. The Companion Animal Health segment generated product revenue of $9.8 million, up 29% from $7.6 million in the first quarter of 2002.

Diamond Animal Health   This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other species including horses, fish and ferrets. The Diamond Animal Health segment generated product revenue of $3.2 million, up 37% from $2.3 million in the first quarter of 2002.

Investor Conference Call
Management will conduct a conference call on Wednesday, May 7, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the first quarter financial results. To participate, dial (800) 219-6110 (domestic) or (303) 436-9226 (international); the conference call access number is 535840. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 21, 2003. The telephone replay may be accessed by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com.

About Heska
Heska Corporation (Nasdaq: HSKA) develops, manufactures and markets veterinary products. Heska's core focus is on the canine and feline companion animal markets where it has devoted substantial resources to the research and development of innovative products. Heska state-of-the-art offerings to veterinarians include diagnostic and monitoring instruments and supplies as well as single use diagnostic tests, vacines and pharmaceuticals. The company strives to develop high value products for unmet needs and to advance the state of veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: delays in or failure to achieve market acceptance of products; delays in or failure to achieve future product development; uncertainties regarding our ability to raise sufficient capital or borrow sufficient cash to fund future operations as needed; uncertainties regarding the outcome of research and development efforts or the ability to successfully develop or commercialize products in research and development, uncertainties regarding the ability to receive required regulatory approvals in a timely manner, if at all, uncertainties regarding the scope, enforceability and validity of patents and proprietary rights, which are subject to complex legal standards that vary from country to country and are subject to interpretation by administrative agencies and courts; quality of management; competition; changes in business strategy or development plans; inability to obtain renewal or continuation of contracts, or obtain exclusivity, to market, sell or distribute products described herein; inability to manufacture, market, sell or distribute products at currently projected costs or obtain certain products in sufficient quantities and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2002.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended March 31,

	2002	2003

Revenue:
Products, net	$9,921	$12,974
Research, development and other	244	300

Total revenue	10,165	13,274
Cost of products sold	5,899	7,873

	4,266	5,401

Operating expenses:
Selling and marketing	3,177	3,776
Research and development	2,916	1,759
General and administrative	1,735	1,850
Restructuring expenses and other	236	515

Total operating expenses	8,064	7,900

Loss from operations	(3,798)	(2,499)
Other income (expense), net	(93)	23

Net loss	$(3,891)	$(2,476)

Basic net loss per share	$(0.08)	$(0.05)

Shares used to compute basic net loss per share	47,835	47,812

Balance Sheet Data
In Thousands
(unaudited)

	December 31,	March 31,

	2002	2003

Cash and cash equivalents	$6,026	$5,116
Total current assets	24,700	22,146
Total assets	35,585	32,089
Line of credit	7,596	6,947
Current portion of long-term debt and capital leases	2,338	735
Total current liabilities	19,274	16,629
Long-term debt and capital leases	770	2,233
Stockholders' equity	9,210	6,759
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